Exhibit 99.1
KEYCORP
401(k) SAVINGS PLAN
FINANCIAL STATEMENTS
WITH
REPORT OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM
December 31, 2010

KeyCorp
401(k) Savings Plan
INDEX

Page
Report of Independent Registered Public Accounting Firm

Financial Statements:
Statement of Net Assets Available for Benefits	2
Statement of Changes in Net Assets Available for Benefits	3
Notes to Financial Statements	4 - 16

Supplemental Schedule:
Schedule of Assets Held for Investment Purposes at End of Year	17

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
KeyCorp, as Plan Sponsor for the KeyCorp 401(k) Savings Plan
Cleveland, Ohio
We have audited the accompanying Statement of Net Assets Available for Benefits of the KEYCORP 401(k) SAVINGS PLAN as of December 31, 2010 and 2009 and the related Statement of Changes in Net Assets Available for Benefits for the years ended December 31, 2010 and 2009. These financial statements are the responsibility of the Plan’s management. Our responsibility is to express an opinion on these financial statements based on our audits.
We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Plan’s internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Plan’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.
During 2010, as discussed in Note 2, the Plan retrospectively adopted the changes related to classifying and measuring loans to participants in accordance with ASC 962 Plan Accounting - Defined Contribution Pension Plans.
In our opinion, the financial statements referred to above present fairly, in all material respects, the net assets available for benefits of KeyCorp 401(k) Savings Plan as of December 31, 2010 and 2009, and the changes in its net assets available for benefits for the years then ended, in conformity with accounting principles generally accepted in the United States of America.
Our audit was performed for the purpose of forming an opinion on the financial statements taken as a whole. The accompanying schedule of assets held for investment purposes (at end of year) as of December 31, 2010 is presented for the purposes of additional analysis and is not a required part of the financial statements but is supplemental information required by the Department of Labor’s Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. The supplemental schedule is the responsibility of the Plan’s management. The supplemental information has been subjected to the auditing procedures applied in our audit of the financial statements and, in our opinion, is fairly stated in all material respects in relation to the financial statements taken as a whole.
/s/ MEADEN & MOORE, LTD.
Certified Public Accountants
June 23, 2011
Cleveland, Ohio

STATEMENT OF NET ASSETS AVAILABLE FOR BENEFITS
KeyCorp
401(k) Savings Plan

	December 31
	2010	2009
ASSETS
Investments:
KeyCorp common stock (cost $362,730,438 and $395,419,587 at 2010 and 2009, respectively)	$273,248,483	$174,448,826
Interest in mutual funds and collective trusts at fair value	1,094,813,051	995,157,271

Total Investments	1,368,061,534	1,169,606,097

Receivables:
Notes receivable from participants	32,828,188	30,748,137
Receivable — Employer contributions	27,307,725	—
Receivable — Interest and dividends	31	49
Securities sold, not settled	2,924,618	129,175

Total Receivables	63,060,562	30,877,361

Cash	849,310	368,725

Total Assets	1,431,971,406	1,200,852,183

LIABILITIES
Securities purchased, not settled	333,823	2,263,047

Net Assets Available for Benefits at Fair Value	1,431,637,583	1,198,589,136
Adjustment from fair value to contract value for fully benefit-responsive investment contracts	(1,748,264)	486,555

Net Assets Available for Benefits	$1,429,889,319	$1,199,075,691

See accompanying notes.

STATEMENT OF CHANGES IN NET ASSETS AVAILABLE FOR BENEFITS
KeyCorp
401(k) Savings Plan

	Year Ended December 31
	2010	2009
Additions to Net Assets Attributed to:
Contributions:
Employer	$71,495,259	$45,415,588
Participants	64,575,923	65,439,969
Rollovers	2,367,883	1,179,484

	138,439,065	112,035,041

Interest on participant notes receivable	1,628,430	1,984,949

Investment Income:
Common stock dividends	1,285,476	2,640,417
Net investment income from mutual funds and collective trusts	12,622,935	11,597,751
Net realized gain and unrealized appreciation	201,082,372	78,905,847

Total Investment Income	214,990,783	93,144,015

Deductions from Net Assets Attributed to:
Participant withdrawals	122,491,193	102,235,745
Administrative and other expenses	1,753,457	907,927

Total Deductions	124,244,650	103,143,672

Net Increase	230,813,628	104,020,333

Net Assets Available for Benefits:
Beginning of Year	1,199,075,691	1,095,055,358

End of Year	$1,429,889,319	$1,199,075,691

See accompanying notes.

NOTES TO FINANCIAL STATEMENTS
KeyCorp
401(k) Savings Plan
1	Description of Plan

The following description of the KeyCorp 401(k) Savings Plan (Plan) provides only general information. Participants should refer to the Summary Plan Description or Plan document for a more complete description of the Plan’s provisions.

General:

The Plan is comprised of a profit sharing plan with a cash or deferred arrangement, as authorized under Section 401(k) of the Internal Revenue Code of 1986, as amended (Code) and an employee stock ownership plan (ESOP), as authorized under the provisions of Section 4975(e)(7) of the Code.

The portion of the Plan that is attributable to participant contributions invested in the Plan’s various investment funds (other than the Plan’s KeyCorp Common Stock Fund) constitutes a profit sharing plan. The portion of the Plan that is attributable to participant contributions, employer contributions, profit sharing contributions, after-tax contributions and rollover contributions invested primarily in KeyCorp common shares constitutes an ESOP. The Plan is intended to be qualified under Section 401(a) of the Code and the provisions of Titles I, II and III of the Employee Retirement Income Security Act of 1974, as amended (ERISA).

Dividends paid on those KeyCorp common shares maintained in the ESOP, at the participant’s election, automatically may be reinvested in the Plan’s Common Stock Fund or paid directly to the participant. In 2010 and 2009, $181,945 and $437,178, respectively, of dividends were paid directly to Participants in connection with this election and are reflected in the Statement of Changes in Net Assets Available for Benefits as participant withdrawals.

Eligibility:

All regular full-time and part-time employees of KeyCorp and its participating subsidiaries (Employer) are eligible to participate in the Plan as of their first day of employment with an Employer for purposes of making pre-tax contributions, Plan transfer contributions and rollover contributions. Employees are eligible to participate in receiving employer contributions and profit sharing contributions in accordance with the following eligibility requirements: for employees whose employment commencement date is July 1, 2006 or after, participants can receive these contributions after completing one year of service. Seasonal and on-call employees are required to complete 1,000 hours of service prior to becoming eligible to participate in the Plan. Commencing January 1, 2010, the Plan was amended to provide for an automatic enrollment feature for new regular full-time and part-time employees of the Employer (Covered Employees).

Contributions:

Contributions are subject to limitations on annual additions and other limitations imposed by the Internal Revenue Code as defined in the Plan agreement.

NOTES TO FINANCIAL STATEMENTS
KeyCorp
401(k) Savings Plan
1	Description of Plan, Continued

Employee 401(k) Deferral:

In years in which the safe harbor provisions of Section 401(k)(12) of the Code are not utilized, employees who have met the eligibility requirements and have elected to participate may contribute from 1% to 16% of their compensation on a pretax basis to the Plan and highly compensated employees (as that term is defined in accordance with Section 414(n) of the Code) may contribute from 1% to 6% of their compensation to the Plan. For the 2010 and 2009 Plan years, the Plan utilized the safe harbor provisions of Section 401(k)(12) of the Code, which permits the Plan to automatically satisfy certain nondiscrimination requirements of the Code without undergoing the necessity of discrimination testing. In years in which the safe harbor provisions of Section 401(k)(12) of the Code are utilized, employees may contribute up to 25% (2010 and 2009) of their compensation to the Plan.

Commencing January 1, 2010, an automatic enrollment feature was added to the Plan for all new Covered Employees. The initial default percentage for Covered Employees is 2% and will increase by 1% at the beginning of each Plan year until the default percentage is 6%. No later than 90 days after default elective deferrals are first withheld from a Covered Employee’s pay, the Covered Employee may request a distribution of his or her default elective deferrals.

Employer Matching Contributions:

After satisfying the eligibility requirements, Key matches up to the first 6% of the participant’s contributions to the Plan. Default elective deferrals will be eligible for matching contributions after the Covered Employee satisfies the Eligibility Requirements for receiving a matching contribution. The matching contributions are invested in the KeyCorp Common Stock Fund.

Effective January 1, 2010, participants have the right to immediately diversify all matching contributions and regular profit sharing contributions that are allocated to the participant’s account. Effective January 1, 2007, participants may diversify 100% of those matching contributions and profit sharing contributions that are allocated to the participant’s plan account and invested in the KeyCorp Common Stock Fund after he or she has completed 3 years of service or after age 55.

NOTES TO FINANCIAL STATEMENTS
KeyCorp
401(k) Savings Plan
1	Description of Plan, Continued

Employer Discretionary Contributions:

Key may also make additional contributions as approved by the Board of Directors. Commencing January 1, 2010 and thereafter, profit sharing contributions may be made, allocated and credited to the accounts of participants employed on the last day of the Plan year, in the ratio that the participant’s compensation bears to the compensation of all eligible participants entitled to receive an allocation, based on the further terms and conditions set forth in the Plan. Key contributed a 3% profit-sharing allocation for 2010 for eligible employees as of December 31, 2010, and has committed to a 3% profit-sharing allocation for 2011 for eligible employees as of December 31, 2011.

Rollover Contributions:

Rollover contributions from other plans are also accepted, providing certain specified conditions are met.

Participants’ Accounts:

Each participant’s account is credited with the participant’s elective contributions, employer contributions, earnings and losses thereon.

Vesting:

All participants are 100% vested in elective deferrals and rollover contributions made to the Plan. Participants are 100% vested in Key discretionary contributions, as well as matching contributions in which the Safe Harbor provisions of Section 401(k)(12) of the Code are not utilized, after three years of service. Contributions subject to the Safe Harbor provisions of Section 401(k)(12) are 100% vested.

Forfeitures:

Under the terms of the Plan, forfeited nonvested participant amounts may be used to pay Plan administrative expenses and to offset Employer contributions to the Plan. At December 31, 2010 and 2009, the Plan’s investments included $127,535 and $395,458 of Plan forfeitures. Plan forfeitures were not used to offset Employer contributions to the Plan in 2010 or 2009.

Notes Receivable from Participants:

Loans are permitted under certain circumstances and are subject to limitations. Participants may borrow from their fund accounts up to a maximum equal to the lesser of $50,000 or 50% of their vested account balance. Loans are repaid over a period not to exceed 5 years with exceptions for the purchase of a primary residence.

The loans are secured by the balance in the participant’s account. The interest rate is currently established by the terms of the Loan Policy as Prime plus 1.

NOTES TO FINANCIAL STATEMENTS
KeyCorp
401(k) Savings Plan
1	Description of Plan, Continued

Payment of Benefits:

Distribution of participant contributions and matching contributions are subject to the distribution limitations outlined in Section 401(k) of the Code (i.e. attainment of age 59 1/2, severance from employment, retirement, death, or disability, subject to special grandfathered distribution provisions). Upon termination, participants may receive a distribution of their vested account balance in cash, or may elect to have their interest in the KeyCorp Common Stock Fund distributed to them in common shares of KeyCorp. Participants may leave their balance in the Plan if their balance is greater than $1,000. Upon retirement, participants may elect to receive their Plan distribution as a lump sum payment or as a monthly installment payment.

Hardship Withdrawals:

Hardship withdrawals are permitted in accordance with Internal Revenue Service guidelines.

Investment Options:

Upon enrollment in the Plan, a participant may direct his or her employee contributions in any of the investment options offered by the Plan.

2	Summary of Significant Accounting Policies

Basis of Accounting:

The Plan’s transactions are reported on the accrual basis of accounting.

Investment Valuation:

Investments are stated at aggregate fair value, which is determined based on the closing price reported on the last business day of the Plan year as follows:

KeyCorp Common Stock

Closing market price as quoted on the New York Stock Exchange as of December 31, 2010 and December 31, 2009. The closing market price of KeyCorp’s Common Stock at December 31, 2010 and December 31, 2009 was $8.85 and $5.55, respectively.

NOTES TO FINANCIAL STATEMENTS
KeyCorp
401(k) Savings Plan
2	Summary of Significant Accounting Policies, Continued

Investment Valuation, Continued:

Mutual Funds:

Closing price as quoted per the Interactive Data Corporation (IDC) as of December 31, 2010 and December 31, 2009.

Collective Trust Funds:

Market values of units held in collective trust funds are determined daily by the trustee of the funds based on reported redemption values received from IDC.

Fully Benefit-Responsive Investment Contracts:

As described in the accounting guidance applicable to reporting of fully benefit-responsive investment contracts held by certain investment companies subject to the AICPA Investment Company Guide and defined-contribution health and welfare and pension plans, investment contracts held by a defined-contribution plan are required to be reported at fair value. However, contract value is the relevant measurement attribute for that portion of the net assets available for benefits of a defined-contribution plan attributable to fully benefit-responsive investment contracts because contract value is the amount participants would receive if they were to initiate permitted transactions under the terms of the Plan. As required by the applicable accounting guidance, the Statement of Net Assets Available for Benefits presents the fair value of the investment contracts as well as the adjustment of the fully benefit-responsive investment contracts from fair value to contract value. The Statement of Changes in Net Assets Available for Benefits is prepared on a contract value basis.

The fair value is based on various valuation approaches dependent on the underlying investments of the contract.

The change in the difference between fair value (contract value for fully benefit-responsive investment contracts) and the cost of investments is reflected in the Statements of Changes in Net Assets Available for Benefits as a component of net realized gain (loss) and unrealized appreciation (depreciation).

NOTES TO FINANCIAL STATEMENTS
KeyCorp
401(k) Savings Plan
2	Summary of Significant Accounting Policies, Continued

Investment Transactions:

Purchases and sales of securities are reflected on a trade-date basis. Gains or losses on sale of KeyCorp Common Stock are based on the specific cost of investments sold. Gains or losses on sales of mutual funds and collective trust funds are based on the average cost per share or per unit at the time of the sale. In the case of KeyCorp Common Stock, brokerage commissions are added to the cost of shares purchased and subtracted from the proceeds of shares sold. No direct brokerage commissions are incurred by the Plan on purchases and sales of shares or units in mutual funds and collective trust funds.

Investment Income:

Dividend income is recorded on the ex-dividend date. Income from other investments is recorded as earned on the accrual basis.

Fair Value Measurement:

Accounting guidance defines fair value as the price to sell an asset or transfer a liability in an orderly transaction between market participants in the principal market. In other words, fair value represents an exit price at the measurement date. Market participants are buyers and sellers who are independent, knowledgeable, and willing and able to transact in the principal (or most advantageous) market for the asset or liability being measured. Current market conditions, including imbalances between supply and demand, are considered in determining fair value.

The Plan’s assets are valued based on the principal market where each would be sold. The principal market is the forum with the greatest volume and level of activity. In the absence of a principal market, valuation is based on the most advantageous market (i.e., the market where the asset could be sold at a price that maximizes the amount to be received).

Valuation inputs refer to the assumptions market participants would use in pricing a given asset. Inputs can be observable or unobservable. Observable inputs are assumptions based on market data obtained from an independent source. Unobservable inputs are assumptions based on the Trustee’s own information or assessment of assumptions used by other market participants in pricing the asset. Unobservable inputs are based on the best and most current information available on the measurement date.

NOTES TO FINANCIAL STATEMENTS
KeyCorp
401(k) Savings Plan
2	Summary of Significant Accounting Policies, Continued

Fair Value Measurement, Continued:

All inputs, whether observable or unobservable, are ranked in accordance with a prescribed fair value hierarchy that gives the highest ranking to quoted prices in active markets for identical assets (Level 1) and the lowest ranking to unobservable inputs (Level 3). Fair values for assets classified as Level 2 are based on one or a combination of the following factors: (a) quoted market prices for similar assets; (b) quoted prices for identical or similar assets in inactive markets; (c) observable inputs, such as interest rates or yield curves; or (d) inputs derived principally from or corroborated by observable market data. The level in the fair value hierarchy ascribed to a fair value measurement in its entirety is based on the lowest level input that is significant to the measurement. The Plan considers an input to be significant if it drives 10% or more of the total fair value of a particular asset. Assets may transfer between levels based on the observable and unobservable inputs used at the valuation date, as the inputs may be influenced by certain market conditions.

Typically, assets are considered to be fair valued on a recurring basis if fair value is measured regularly. Additional information regarding fair value measurements and disclosures is provided in Note 6 (“Fair Value Measurements”).

Use of Estimates:

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

Administrative Fees:

Substantially all administrative fees are paid by the Plan.

Plan Termination:

Although it has not expressed any intent to do so, the Company has the right under the Plan to discontinue its contributions at any time and to terminate the Plan subject to the provisions of ERISA. In the event of Plan termination, participants will become 100% vested in their accounts.

NOTES TO FINANCIAL STATEMENTS
KeyCorp
401(k) Savings Plan
2	Summary of Significant Accounting Policies, Continued

Risks and Uncertainties:

The Plan invests in various investments, including KeyCorp common stock and interests in mutual funds and collective trusts (including fully benefit-responsive investment contracts). These investments are exposed to various risks such as interest rate, market and credit risks. Due to the level of risk associated with certain investments, it is at least reasonably possible that changes in values of investments will occur in the near term and that such changes could materially affect participants’ account balances and the amounts reported in the Statement of Net Assets Available for Benefits.

Subsequent Events:

In preparing these financial statements, subsequent events were evaluated through the time the financial statements were issued. Financial statements are considered issued when they are widely distributed to all shareholders and other financial statement users, or filed with the SEC. In compliance with applicable accounting standards, all material subsequent events have been either recognized in the financial statements or disclosed in the notes to the financial statements.

Accounting Guidance Adopted in 2010:

In September 2010, the FASB issued new accounting guidance, which clarified the classification and measurement of participant loans by defined contribution pension plans. Under the new guidance, participant loans are required to be classified as notes receivable from participants and measured at their unpaid principal balance plus any accrued but unpaid interest. The Plan adopted this new guidance in its December 31, 2010 financial statements and has reclassified participant loans of $30,748,137 for the year ended December 31, 2009, from investments to notes receivable from participants. Net assets of the Plan were not affected by the adoption of the new guidance.

In January 2010, the FASB issued new accounting guidance, which requires additional disclosures related to fair value measurements. The additional disclosures include a separate disclosure of the amount of significant transfers in and out of Level 1 and 2, including a description of the reason for the transfer. In addition, for the reconciliation of activity in Level 3 measurements, information about purchases, sales, issuances and settlements will need to be reported on a gross basis, rather than as one net number. The new disclosures and clarifications of existing disclosures were effective for interim and annual reporting periods beginning after December 15, 2009 (effective January 1, 2010, for the Plan), except for the disclosures about purchases, sales, issuances, and settlements in the rollforward of activity in Level 3 fair value measurements. Those disclosures are effective for interim and annual periods beginning after December 15, 2010 (effective January 1, 2011, for the Plan). The guidance only affects footnote disclosures and did not have an impact on the financial statements.

NOTES TO FINANCIAL STATEMENTS
KeyCorp
401(k) Savings Plan
3	Tax Status

The Internal Revenue Service has determined and informed the Company by letter dated May 16, 2008, that the Plan and related trust are designed in accordance with applicable sections of the Internal Revenue Code.

The Plan has been amended since receiving the determination letter. However, the Plan Administrator and tax counsel believe that the Plan is currently designed and being operated in compliance with the applicable requirements of the Internal Revenue Code. Therefore, no provision for income taxes has been included in the Plan’s financial statements.

4	Collective Trust Fund with Fully Benefit-Responsive Investment Contracts

The Plan’s investment in the KeyBank EB Magic Fund (Fund) as of December 31, 2010 and 2009 principally consists of fully benefit-responsive synthetic guaranteed investment contracts (GICs). At December 31, 2010, the Plan’s investment in the KeyBank EB Magic Fund had a fair value of $124,375,012 and contract value of $122,626,748. At December 31, 2009, the Plan’s investment in the KeyBank EB Magic Fund had a fair value of $112,872,548 and contract value of $113,359,103. The GIC investments held by the Fund represent arrangements, which guarantee a stated interest rate for the term of the contracts.

Traditional GICs are unsecured, general obligations of insurance companies. The obligation is backed by the general account assets of the insurance company that writes the investment contract. The interest crediting rate on the contract is typically fixed for the life of the investment. Separate account GICs are investments in a segregated account of assets maintained by an insurance company for the benefit of the investors. The total return of the segregated account assets supports the separate account GIC’s return. The credited rate on this product will reset periodically and it will have an interest rate of not less than 0%.

General fixed maturity synthetic GICs consist of an asset or collection of assets that are owned by the Fund and a benefit-responsive, book value wrap contract purchased for the portfolio. The crediting rate of the contract is set at the start of the contract and typically resets every quarter. The initial crediting rate for the contract is established based on the market interest rates at the time the initial asset is purchased and it will have an interest crediting rate of not less than 0%.

Constant duration synthetic GICs consist of a portfolio of securities owned by the Fund and a benefit-responsive, book value wrap contract purchased for the portfolio. The crediting rate on a constant duration synthetic GIC resets every quarter based on the book value of the contract, the market yield of the underlying assets, the market value of the underlying assets and the average duration of the underlying assets. The initial crediting rate for the contract is established based on the market interest rates at the time the underlying portfolio is first put together and it will have an interest crediting rate of not less than 0%.

The average market yield of the KeyBank EB Magic Fund for 2010 and 2009 was 2.51% and 2.87%, respectively. This yield is calculated based on actual investment income from the underlying investments for the last month of the year, annualized and divided by the fair value of the investment portfolio on the respective balance sheet date. The average yield of the Fund with an adjustment to reflect the actual interest rate credited to participants in the Fund was 2.52% and 2.78% for 2010 and 2009, respectively.

NOTES TO FINANCIAL STATEMENTS
KeyCorp
401(k) Savings Plan
5	Investments

During the years ended December 31, 2010 and 2009, the Plan’s investments (including realized gains and losses on investments held for any portion of the Plan year) appreciated (depreciated) in fair market value (contract value for fully benefit-responsive investment contracts) by the net amount of $201,082,372 and $78,905,847, respectively as follows:

	December 31,
	2010	2009
Net appreciation (depreciation) in fair value (contract value for fully benefit-responsive investment contracts) during the year:
KeyCorp Common Stock Fund	$104,147,996	$(75,849,828)
American Growth Fund of America	12,309,833	29,541,493
Batterymarch Small Cap Stock Fund	3,063,982	3,355,041
BGI Equity Index Fund	—	(4,739,039)
BGI Lifepath Index 2015 NL Fund	401,590	237,035
BGI Lifepath Index 2020 NL Fund	601,624	256,686
BGI Lifepath Index 2025 NL Fund	339,204	121,739
BGI Lifepath Index 2030 NL Fund	354,772	153,178
BGI Lifepath Index 2035 NL Fund	206,622	88,888
BGI Lifepath Index 2040 NL Fund	186,940	37,346
BGI Lifepath Index 2045 NL Fund	134,273	27,938
BGI Lifepath Index 2050 NL Fund	104,646	68,654
BGI Lifepath Index 2055 NL Fund	22,793	—
BGI Lifepath Index Retirement NL Fund	77,501	12,535
BGI Money Market Collective Trust Fund	—	239,677
Dodge & Cox International Fund	9,320,376	24,236,134
Federated Government Obligations Fund	45,570	24,866
KeyBank EB Magic Fund	3,024,976	3,439,574
Lord Abbett Small Cap Growth Fund	2,186,989	—
Vanguard Total Bond Market Index Fund	842,750	386,404
Vanguard Extended Market Index Fund	2,386,811	860,896
Vanguard Inflation Protected Securities Inst Fund	203,826	(54,376)
Vanguard Institutional Developed Mkts Index Fund	675,502	—
Vanguard Institutional Index Fund	8,198,842	17,410,050
Vanguard Star Institutional Developed Mkts Index Fund	(403,809)	463,075
Victory Balanced Fund	5,000,550	9,547,959
Victory Core Bond Fund	1,364,925	2,941,844
Victory Diversified Stock Fund	17,906,699	15,607,955
Victory Institutional Diversified Stock Fund	(9,910,541)	—
Victory Investment Grade Convertible Fund	807,581	1,826,401
Victory Small Company Opportunity Fund	8,876,848	10,404,451
Victory Special Value Fund	14,248,217	18,716,057
Victory Value Fund	14,354,484	19,543,214

	$201,082,372	$78,905,847

NOTES TO FINANCIAL STATEMENTS
KeyCorp
401(k) Savings Plan
5	Investments, Continued

The Plan’s funds are invested in the various investments, including the KeyCorp Common Stock Fund, interests in mutual funds and collective trusts, through the Wilmington Trust Company. Investments which constitute more than 5% of the Plan’s net assets are:

	2010	2009
KeyCorp Common Stock Fund*	$273,248,483	$174,448,826
American Growth Fund of America	$122,230,033	$119,200,933
Dodge & Cox International Fund	$94,245,622	$85,246,371
Federated Government Obligations Fund	$95,705,261	$111,402,750
KeyBank EB Magic Fund	$124,375,012	$112,872,548
Vanguard Institutional Index Fund	$76,303,565	$64,166,239
Victory Balanced Fund	NA	$63,483,680
Victory Core Bond Fund	NA	$63,056,352
Victory Diversified Stock Fund	NA	$74,819,894
Victory Institutional Diversified Stock Fund	$78,210,103	NA
Victory Special Value Fund	$83,629,198	$75,025,380
Victory Value Fund	$114,558,939	$107,478,785

*	Nonparticipant directed for 2009
Information about net assets and the significant components of changes in net assets related to the nonparticipant-directed investment for 2009 is as follows:

2009
Net Assets:
KeyCorp Common Stock Fund and other nonparticipant directed investments	$183,930,731

Year Ended
December 31,
2009
Change in Net Assets:
Contributions	$53,223,120
Dividends and interest	2,650,444
Participant loan repayments, including interest	2,863,363
New participant loans	(1,787,520)
Net realized and unrealized appreciation (depreciation)	(75,849,828)
Participant withdrawals	(13,703,530)
Transfers to participant-directed investments	(18,543,600)
Forfeitures	(929)
Securities purchased, not settled	1,794,594
Administrative and other expenses	(907,927)
Other activity, net	(374,772)

$(50,636,585)

NOTES TO FINANCIAL STATEMENTS
KeyCorp
401(k) Savings Plan
6	Fair Value Measurements

The following is a description of the valuation methodologies used to measure fair value of assets held in the Plan:

KeyCorp Common Stock. Investments in KeyCorp Common Stock are valued at their official closing price on the New York Stock Exchange and are classified as Level 1.

Mutual Funds, Collective Investment Trusts, and Money Market Funds. Investments in mutual funds, collective investment trusts and money market funds are valued at their closing net asset value. Exchange-traded mutual funds are valued using quoted prices and, therefore, are classified as Level 1. Because net asset values for the collective investment trusts and money market funds are based primarily on observable inputs, most notably quoted prices for the underlying assets, these investments are classified as Level 2.

Plan assets are measured at fair value on a recurring basis in accordance with U.S. generally accepted accounting principles. The following tables present the Plan’s assets measured at fair value on a recurring basis at December 31, 2010 and 2009.

December 31, 2010	Level 1	Level 2	Level 3	Total
Common Stock — U.S.	$273,248,483	$—	$—	$273,248,483
Mutual Funds:
U.S. equity	544,465,151	—	—	544,465,151
International equity	106,547,734	—	—	106,547,734
Fixed income	89,834,222	—	—	89,834,222
Hybrid	78,601,327	—	—	78,601,327
Collective Investment Trusts:
U.S. equity	—	24,595,220	—	24,595,220
Target maturity	—	27,830,982	—	27,830,982
Guaranteed investment contract	—	124,375,012	—	124,375,012
Money Market Funds	—	98,563,403	—	98,563,403

	$1,092,696,917	$275,364,617	$—	$1,368,061,534

December 31, 2009	Level 1	Level 2	Level 3	Total
Common Stock — U.S.	$174,448,826	$—	$—	$174,448,826
Mutual Funds:
U.S. equity	488,443,660	—	—	488,443,660
International equity	90,188,340	—	—	90,188,340
Fixed income	79,549,495	—	—	79,549,495
Hybrid	75,410,700	—	—	75,410,700
Collective Investment Trusts:
U.S. equity	—	17,086,721	—	17,086,721
Target maturity	—	10,721,152	—	10,721,152
Guaranteed investment contract	—	112,872,548	—	112,872,548
Money Market Funds	—	120,884,655	—	120,884,655

	$908,041,021	$261,565,076	$—	$1,169,606,097

NOTES TO FINANCIAL STATEMENTS
KeyCorp
401(k) Savings Plan
7	Employee Stock Ownership Plan

The ESOP feature of the Plan was originally structured as a leveraged ESOP. Effective July 14, 2001, the leveraged feature of the ESOP terminated in conjunction with the Plan’s final ESOP loan payment.

8	Party-in-Interest Transactions

Effective March 1, 2003, Wilmington Trust Company became the single Trustee for the Plan. During 2010 and 2009, the Plan received $1,285,476 and $2,640,417, respectively, in KeyCorp common stock dividends. The Plan’s investments in mutual funds and collective trusts received $12,622,935 and $11,597,751 in investment income and capital gains distributions in 2010 and 2009, respectively. Victory Capital Management Inc., an affiliate of KeyCorp, also serves as an investment advisor to many of the Plan’s investment funds. Effective January 1, 2011, the assets of the Plan were transferred to Bank of New York Mellon, who became the single Trustee for the Plan.

During the year ended December 31, 2010, 6,590,457 shares of common stock of KeyCorp were purchased by the Plan for $51,385,166 and 6,289,181 shares of common stock of KeyCorp were sold by the Plan for $50,176,965. During the year ended December 31, 2009, 9,295,859 shares of common stock of KeyCorp were purchased by the Plan for $55,747,123 and 4,262,820 shares of common stock of KeyCorp were sold by the Plan for $31,077,631.

9	Legal Proceedings

Taylor and Metyk litigation. On August 11, 2008, a purported class action case was filed against KeyCorp, its directors and certain employees, captioned Taylor v. KeyCorp et al., in the United States District Court for the Northern District of Ohio. On September 16, 2008, a second and related case was filed in the same district court, captioned Wildes v. KeyCorp et al. The plaintiffs in these cases seek to represent a class of all participants in KeyCorp’s 401(k) Savings Plan and allege that the defendants in the lawsuit breached fiduciary duties owed to them under ERISA. On January 7, 2009, the Court consolidated the Taylor and Wildes lawsuits into a single action. Plaintiffs’ consolidated complaint continues to name certain employees as defendants but no longer names any outside directors. Following briefing and argument on our motion to dismiss for, among other things, failure to make a demand on the board of directors, the Court dismissed Taylor on August 12, 2010. Plaintiffs filed a notice of appeal, and Key filed a Cross-Appeal, both of which remain pending.

Following the Court’s dismissal of Taylor, two putative class action cases with similar allegations and causes of action were filed on September 21, 2010, in the same district court. These actions are styled Anthony Lobasso, et al., v. KeyCorp, et al. and Thomas J. Metyk, et al., v. KeyCorp, et al. The Metyk and Lobasso lawsuits were substantially consolidated with each other and are proceeding styled Thomas J. Metyk, et al., v. KeyCorp, et al. Metyk has been stayed due to the pendency of the appeals in Taylor. Key strongly disagrees with the allegations asserted against KeyCorp in these actions and intends to vigorously defend against them.

SCHEDULE OF ASSETS HELD FOR INVESTMENT PURPOSES AT END OF YEAR
Form 5500, Schedule H, Part IV, Line 4i
KeyCorp
401(k) Savings Plan
EIN 34-6542451
Plan Number 002
December 31, 2010

	(b)	( c )
	Identity of Issue,	Description of Investment Including		(e)
	Borrower, Lessor,	Maturity Date, Rate of Interest,	(d)	Current
(a)	or Similar Party	Collateral, Par or Maturity Value	Cost	Value
	KeyCorp Common Stock Fund
*	KeyCorp Common Stock	Common Stock		$273,248,483
	Wilmington Prime Money Market Fund	Money Market Fund		1,265,967

	Total KeyCorp Common Stock Fund			274,514,450

	American Growth Fund of America	Large U.S. Equity Fund		122,230,033
	BGI Lifepath Index 2015 NL Fund	Target Maturity Fund		5,546,347
	BGI Lifepath Index 2020 NL Fund	Target Maturity Fund		6,765,748
	BGI Lifepath Index 2025 NL Fund	Target Maturity Fund		4,326,391
	BGI Lifepath Index 2030 NL Fund	Target Maturity Fund		3,414,645
	BGI Lifepath Index 2035 NL Fund	Target Maturity Fund		1,931,098
	BGI Lifepath Index 2040 NL Fund	Target Maturity Fund		2,116,817
	BGI Lifepath Index 2045 NL Fund	Target Maturity Fund		1,346,142
	BGI Lifepath Index 2050 NL Fund	Target Maturity Fund		1,322,377
	BGI Lifepath Index 2055 NL Fund	Target Maturity Fund		337,204
	BGI Lifepath Index Retirement NL Fund	Target Maturity Fund		724,213
	Dodge & Cox International Fund	International Fund		94,245,622
	Federated Government Obligations Fund	Money Market Fund		95,705,261
* ^^	KeyBank EB Magic Fund	Stable Value Fund		122,626,748
	Lord Abbett Small Cap Growth Fund	Small Cap Stock Fund		24,595,220
	Vanguard Total Bond Market Index Fund	Fixed Income Fund		17,793,405
	Vanguard Extended Market Index Fund	Mid U.S Equity Fund		17,984,966
	Vanguard Inflation Protected Securities Inst Fund	Fixed Income Fund		9,663,558
	Vanguard Institutional Index Fund	Large U.S. Equity Fund		76,303,565
	Vanguard Institutional Developed Mkts Index Fund	International Fund		12,302,112
*	Victory Balanced Fund	Balanced Fund		65,877,516
*	Victory Core Bond Fund	Fixed Income Fund		62,377,259
*	Victory Institutional Diversified Stock Fund	Large U.S. Equity Fund		78,210,103
*	Victory Investment Grade Convertible Fund	Convertible Securities Fund		12,723,811
*	Victory Small Company Opportunity Fund	Small U.S. Equity Fund		51,548,347
*	Victory Special Value Fund	Mid U.S Equity Fund		83,629,198
*	Victory Value Fund	Large U.S. Equity Fund		114,558,939
	Wilmington Prime Money Market Fund	Money Market Fund		1,592,175

	Total assets held for investment purposes			1,366,313,270

*	Participant loans (interest rates from 3.681% to 10.50% with various maturities)			32,828,188

	Total assets held for investment purposes			$1,399,141,458

*	Party-in-interest to the Plan.

^^	Amount reported at contract value.